Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2017 with respect to the consolidated financial statements and internal control over financial reporting of Sunoco Logistics Partners L.P. (renamed Energy Transfer Partners, L.P. on April 28, 2017) included in the Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 10, 2017